Exhibit 10.4

INTELLECTUAL PROPERTY LICENSE AGREEMENT

by and between

KONTOOR BRANDS, INC.

and

DSI ENTERPRISES, LLC

Dated as of May 17, 2019

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of May 17, 2019 (the “Effective Date”), is made by and between Kontoor Brands, Inc., a North Carolina corporation (“Kontoor Brands”) and DSI Enterprises, LLC, a Delaware limited liability company (“Licensee”).

WHEREAS, pursuant to the Restructuring, V.F. Corporation, a Pennsylvania corporation (“VF”), and the other members of the VF Group, have contributed, transferred and conveyed, and agreed to contribute, transfer and convey, to Kontoor Brands and the other members of the Kontoor Brands Group, certain of the VF Group’s assets, and members of the Kontoor Brands Group have assumed, or will assume, certain of the VF Group’s liabilities, in each case, related to the Jeanswear Business, and as a result of such transactions, the Kontoor Brands Group will operate separately from the VF Group;

WHEREAS, as a result of the transactions contemplated by the Restructuring, Licensee will be a Subsidiary of VF and a member of the VF Group; and

WHEREAS, Licensee, on behalf of itself and the other members of the VF Group, desires to obtain, and Kontoor Brands, on behalf of itself and the other members of the Kontoor Brands Group, is willing to grant, certain rights and licenses to use the Licensed Kontoor Brands IP in connection with the VF Business solely as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the VF Group, on the one hand, and no member of the Kontoor Brands Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Distribution” means the distribution to the holders of the issued and outstanding shares of common stock, without par value and stated capital of $0.25 per share, of VF (the “VF Common Stock”) as of the Record Date, by means of a pro rata dividend, 100% of the issued and outstanding shares of common stock, without par value, of Kontoor Brands (the “Kontoor Brands Common Stock”), on the basis of one share of Kontoor Brands Common Stock for every seven then issued and outstanding shares of VF Common Stock.

“Distribution Date” means May 22, 2019, the date on which the Distribution shall be effected.

“Distribution Documents” means this Agreement and any other agreement entered between certain members of the VF Group and certain members of the Kontoor Brands Group in connection with the Restructuring and/or Distribution, including, for the avoidance of doubt, the Separation and Distribution Agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, certain commercial agreements, certain shared facilities agreements and any other agreements, instruments or certificates related thereto or to the transactions contemplated by the Separation and Distribution Agreement.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 11:59 p.m., Eastern Daylight Time, on the Distribution Date.

“Effective Date” has the meaning set forth in the preamble.

“Form 10” means the registration statement on Form 10 filed by Kontoor Brands with the United States Securities and Exchange Commission to effect the registration of Kontoor Brands Common Stock pursuant to the Securities Exchange Act of 1934 in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Business” means any corporation, partnership, entity, division, business unit, business or set of business operations that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (other than solely in connection with the Restructuring), in whole or in part, or the operations, activities or production of which has been discontinued, abandoned, liquidated, completed or otherwise terminated, in whole or in part, in each case, by either Group prior to the Distribution Time.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the Kontoor Brands Group, the VF Group or either or both of them.

“Information Statement” means the Information Statement to be sent to each holder of VF Common Stock in connection with the Distribution.

“Intellectual Property” means any and all intellectual property throughout the world, including any and all U.S. and foreign (a) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor (collectively, “Patent Rights”), (b) trademarks, service marks, names, corporate names, trade names, domain names, social media identifiers, logos, slogans, trade dress, design rights, and other similar business identifiers or designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (c) copyrights, works of authorship and copyrightable subject matter and all applications and registrations therefor, (d) trade secrets, know-how, confidential data and information, technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, chemical or biological manufacturing control data, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data, studies and procedures and regulatory information, (e) computer software (including source code, object code, firmware, operating systems and specifications), (f) databases and data collections and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Jeanswear Business” means the businesses and operations of (a) the VF Jeanswear coalition, which comprises the design, manufacture and sale of denim, apparel, accessories, footwear and related products marketed under the principal brand names listed on Exhibit A, and (b) the VF Outlet business, which operates the VF Outlet stores located in the United States, in each case as more fully described in the Form 10 and the Information Statement.

“Kontoor Brands” has the meaning set forth in the preamble.

“Kontoor Brands Assets” means any and all assets, of whatever sort, nature or description, that are owned by, or have been or will be assigned or otherwise transferred to, the Kontoor Brands Group, in each case pursuant to (a) the Restructuring, (b) the Separation and Distribution Agreement or (c) any other Distribution Document. For the avoidance of doubt, the Kontoor Brands Assets includes the Licensed Kontoor Brands IP.

“Kontoor Brands Former Business” means each Former Business previously owned, in whole or in part, or previously operated, in whole or in part, by VF or any of its Subsidiaries and, as determined by VF and in its sole discretion, primarily related to the Jeanswear Business or that would have comprised part of the Jeanswear Business had such Former Business not been terminated, divested or discontinued prior to the Distribution Time, including the Former Businesses set forth on Exhibit B, but excluding, for the avoidance of doubt, all VF Former Businesses.

“Kontoor Brands Group” means Kontoor Brands and its Subsidiaries as set forth on Exhibit C, including all predecessors and successors to such Persons.

“Kontoor Brands License” has the meaning set forth in Section 2.01.

“Licensed Kontoor Brands IP” means any and all Intellectual Property included in the Kontoor Brands Assets, including the Patent Rights listed on Exhibit D.

“Licensed VF Business” has the meaning set forth in Section 2.01.

“Licensee” has the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Record Date” means the close of business on May 10, 2019, the date determined by the Board of Directors of VF as the record date for the Distribution.

“Restructuring” means the reorganization of certain businesses, assets and liabilities of the VF Group and the Kontoor Brands Group to be completed before the Distribution Time in accordance with the Restructuring Plan.

“Restructuring Plan” means that certain Project Phoenix Global Macro Step Plan, the current version of which is attached hereto as Annex A, as may be updated from time to time prior to the Distribution Time.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement to be entered into between VF and Kontoor Brands on the Distribution Date in connection with the Restructuring and the Distribution, substantially in the form attached as an exhibit to the Form 10.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“VF” has the meaning set forth in the recitals.

“VF Business” means all of the businesses conducted by VF and its Subsidiaries from time to time, whether before, on or after the Distribution, other than the Jeanswear Business and any Kontoor Brands Former Business. For the avoidance of doubt, the Kontoor Brands Assets (and all assets and properties owned, directly or indirectly, by entities forming all or part of such assets) will not be considered part of the VF Business.

“VF Former Business” means the Former Businesses previously owned, in whole or in part, or previously operated, in whole or in part, by VF or any of its Subsidiaries and, as determined by VF in its sole discretion, primarily related to the VF Business or that would have comprised part of the VF Business had they not been terminated, divested or discontinued prior to the Distribution Time, including the Former Business set forth on Exhibit E, but excluding, for the avoidance of doubt, the Kontoor Brands Former Businesses.

“VF Group” means VF and its Subsidiaries (other than any member of the Kontoor Brands Group) and, where applicable, the VF Former Businesses, including all predecessors and successors to such Persons (excluding, for the avoidance of doubt, all Kontoor Brands Former Businesses).

Section 1.02. Other Definitional and Interpretative Provisions. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) reference to any Article or Section means such Article or Section of this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(x) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2

GRANT OF LICENSE

Section 2.01. Kontoor Brands License. Kontoor Brands (on behalf of itself and the other members of the Kontoor Brands Group) hereby grants to Licensee and the other members of the VF Group a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable (except as set forth herein), non-sublicensable (except as set forth herein) license (the “Kontoor Brands License”) under the Licensed Kontoor Brands IP (excluding any Trademarks) to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale or import products and services solely in connection with the operation of the VF Business as conducted as of the Distribution Time and the natural extensions and evolutions thereof (the “Licensed VF Business”).

Section 2.02. Sublicensing. The Kontoor Brands License includes the right for Licensee to grant a sublicense to manufacturers, suppliers, distributors, contractors or consultants of the Licensed VF Business solely for the purpose of providing products and services to, or otherwise acting on behalf of and at the direction of, Licensee; provided that (a) each permitted sublicensee under this Section 2.02 shall be bound by all obligations of Licensee under this Agreement relating to the Kontoor Brands License; (b) Licensee shall be liable for any breach of the terms and conditions of this Agreement with respect to the Kontoor Brands License by any such sublicensee and (c) any sublicense granted hereunder shall terminate upon the termination of the Kontoor Brands License.

Section 2.03. Retention of Rights. Licensee (on behalf of itself and the other members of the VF Group) acknowledges and agrees that, with respect to the Licensed Kontoor Brands IP, (a) as between the VF Group and the Kontoor Brands Group, Kontoor Brands and the other members of its Group are the sole and exclusive owners of all right, title and interest in and to such Licensed Kontoor Brands IP and (b) the Kontoor Brands License (including any sublicensing rights granted in Section 2.02) is subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to the Licensed Kontoor Brands IP previously granted to or otherwise obtained by any third party that are in effect as of the date hereof. All rights not expressly granted by Kontoor Brands (on behalf of itself and the other members of its Group) herein are hereby retained by the Kontoor Brands Group.

Section 2.04. Assistance. Notwithstanding anything in this Agreement to the contrary, with respect to the Licensed Kontoor Brands IP, neither Kontoor Brands nor any other member of its Group shall be obligated to provide any materials or embodiments of or related to such Licensed Kontoor Brands IP or any documentation, assistance, training, guidance, maintenance, support or any other service of any kind whatsoever to the Licensee, any other member of the VF Group, or any of Licensee’s permitted sublicensees with respect to its or their use, installation or maintenance of such Licensed Kontoor Brands IP.

Section 2.05. Fair Use. Nothing herein shall prevent, restrict or otherwise limit Licensee and the other members of the VF Group from (a) stating the historical relationship between the Jeanswear Business and VF for informational purposes and, to the extent feasible, with reasonable notices, indications or legends indicating that VF and its Group are no longer affiliated with the Jeanswear Business or (b) making any use of the Trademarks included in the Licensed Kontoor Brands IP that would constitute “fair use” or otherwise not be prohibited under Applicable Law if such use were made by a third party, or otherwise is required under Applicable Law.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to Licensee to:

DSI Enterprises, LLC

105 Corporate Center Blvd.

Greensboro, North Carolina 27408

Attn: General Counsel’s Office

Email: [—]

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:    Marc O. Williams

            Daniel Brass

Email: marc.williams@davispolk.com

            daniel.brass@davispolk.com

If to Kontoor Brands to:

Kontoor Brands, Inc. 400 N. Elm Street,

Greensboro, North Carolina 27401

Attn: General Counsel’s Office

Email: [—]

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:    Marc O. Williams

             Daniel Brass

Email: marc.williams@davispolk.com

            daniel.brass@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 3.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Licensee and Kontoor Brands, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 3.03. Expenses. All third-party fees, costs and expenses paid or incurred in connection with this Agreement will be paid by the party incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the parties in writing.

Section 3.04. Successors and Assigns. The provisions of this Agreement (including the Kontoor Brands License) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including the Kontoor Brands License) without the consent of the other party hereto. If any party or any of its successors or permitted assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under this Agreement.

Section 3.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 3.06. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the respective members of their Groups, and each of their respective successors and permitted assigns.

Section 3.07. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other Distribution Document, this Agreement shall control with respect to the subject matter hereof.

Section 3.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.01 shall be deemed effective service of process on such party.

Section 3.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10. Termination. Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of VF may, in its sole discretion and without the approval of Kontoor Brands or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither party nor any of its directors or officers shall have any liability or further obligation to the other party or any other Person by reason of this Agreement.

Section 3.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 3.12. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 3.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 3.14. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 3.15. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (a) to perform its obligations under this Agreement or (b) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 3.16. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Kontoor Brands, Inc.

By:	/s/ Rustin E. Welton
Name: Rustin E. Welton
Title: VP & CFO

DSI Enterprises, LLC

By:	/s/ Laura C. Meagher
Name: Laura C. Meagher
Title: President